Exhibit 99.1
PRESS RELEASE
July 26, 2005
ChoicePoint Announces Share Repurchase Program
ALPHARETTA, Ga. — July 26, 2005 — ChoicePoint Inc. (NYSE: CPS) announced today that its Board of Directors has approved the repurchase of up to $250 million in Company stock, based on ChoicePoint’s growth and strong cash flow.
“Our strong financial performance continues to generate significant cash flow, providing us with the flexibility to invest internally in our business and make acquisitions,” noted ChoicePoint Chairman and Chief Executive Officer Derek V. Smith. “With the strength of our business, we also have the opportunity to drive shareholder value by buying back our stock while investing in the growth of our business.”
The company recently reported record second quarter total revenue of $266.0 million. The company also reported operating income of $58.9 million and earnings per share of $0.40. Operating cash flow increased 14 percent for the first six months of the year to $116.3 million. Net debt was approximately $69.0 million as of June 30, 2005.
The open market repurchase program will be effective ten days following the filing of the company’s Form 10-Q for the period ended June 30, 2005 with the U.S. Securities and Exchange Commission. ChoicePoint has approximately 90 million common shares outstanding.
About ChoicePoint
ChoicePoint (NYSE: CPS) helps businesses, government agencies and nonprofit organizations make better decisions through information and technology solutions. Each year, ChoicePoint helps more than seven million people get the jobs they deserve and more than 100 million people get fairly priced home and auto insurance. Small businesses can obtain affordable commercial insurance because of our products. Businesses grow revenue with our marketing services and cut costs through our authentication and anti-fraud tools. Government agencies use our data and technology to fulfill their missions in all parts of the world.
Forward-Looking Statements
Certain written statements in this release and oral statements made by or on behalf of the Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Words or phrases such as “should result,” “are expected to,” “we anticipate,” “we estimate,” “we project,” or similar expressions are intended to identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, the following important factors: demand for the Company’s services, product development, maintaining acceptable margins, ability to control costs, the impact of federal, state and local regulatory requirements on the Company’s business, including the direct marketing and public records markets and privacy matters affecting the Company, the impact of competition and the uncertainty of economic conditions in general. Additional information concerning these and other risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. Readers are cautioned not to place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and the Company undertakes no obligation to publicly update these statements based on events that may occur after the date of this press release.